Exhibit 99.4

CONSENT OF KPMG LLP

To the Board of Directors

Tumbleweed Communications Corp.:

We consent to the incorporation herein of our report dated January 22, 2003, except as to Note 15, which is as of February 18, 2003, relating to the consolidated balance sheets of Tumbleweed Communications Corp. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2002.

We also consent to the reference to our firm under the heading “Experts” in this registration statement.

/s/    KPMG LLP

Mountain View, California

March 17, 2003